UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 12, 2007
CARIBOU COFFEE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-51535 (Commission File Number)	41-1731219 (I.R.S. Employer Identification No.)

3900 Lakebreeze Avenue, North, Brooklyn Center, MN (Address of principal executive offices)	55429 (Zip Code)
Registrant’s telephone number, including area code: 763-592-2200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 12, 2007, Michael J. Coles resigned as Chief Executive Officer of Caribou Coffee Company, Inc. (the “Company”) to be effective immediately. Mr. Coles also resigned as Chairman of the Board of Directors, but he will continue to serve as a non-employee member of the Board of Directors. Gary A. Graves, a current member of the Board of Directors, will serve as the non-executive Chairman of the Board of Directors. Rosalyn T. Mallet, the Company’s President and Chief Operating Officer, will serve as interim Chief Executive Officer until a permanent successor is selected.
In connection with Mr. Coles’ resignation, the Company entered into a letter agreement (the “Letter Agreement”) that modifies Mr. Coles’ amended and restated employment agreement with the Company, dated June 29, 2005 (the “Employment Agreement”). Pursuant to the Letter Agreement, for a period of 60 days, Mr. Coles will remain an employee of the Company. Under the Letter Agreement, the Company will continue to pay Mr. Coles his current base salary for the 60 day period, and, upon completion of such period, the Company will provide Mr. Coles with (1) any accrued obligations and other benefits provided for in the Employment Agreement, (2) an amendment immediately vesting all of his outstanding options and allowing him to exercise such options for a period of ninety days after he ceases to be a director or until the end of the original option term, whichever occurs earlier and (3) reimbursement for reasonable moving costs, not to exceed $25,000, and reasonable attorneys’ fees, not to exceed $10,000. If Mr. Coles enters into a general release and covenant not to sue with the Company, the Company will also provide him with (1) a lump sum payment of $963,000 (two times current salary) plus $390,000 (two times average annual bonus) made six months plus one day following the sixty day employment period and (2) payment for continued group health insurance coverage for Mr. Coles and his dependents for up to 24 months. Mr. Coles will remain subject to the obligations in the Employment Agreement relating to noncompetition, nonsolicitation, confidential information and proprietary information.
Pursuant to the Letter Agreement, for so long as Mr. Coles remains a director of the Company, he will receive the same compensation as other non-employee (and non-Arcapita) directors.
A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of such agreement.
On November 12, 2007, the Company appointed Rosalyn T. Mallet, age 52, as interim Chief Executive Officer. There are no understandings or arrangements between Ms. Mallet and any other person pursuant to which she was selected as an executive officer. Ms. Mallet does not have a family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.
Ms. Mallet has served as the Company’s President and Chief Operating Officer since March 5, 2007. Previously, she served as a director of the Company from June 2006 to March 2007. She served as the Chief Operating Officer of la Madeleine de Corps, Inc., an operator of casual dining restaurants, from 2003 to 2007. From 2000 to 2003, she was Senior Vice President of Human Resources at Carlson Companies, Inc., a large private company in the hospitality, marketing and travel industries, and from 1997 to 1999, she served as Senior Vice President of Human Resources and Corporate Services for Carlson Restaurant Worldwide, Inc., a global restaurant company. She has also held executive positions with Applebee’s International and was a co-founder of American Service Management Resources, a consulting firm specializing in human resource consulting and recruiting for the hospitality industry. Ms. Mallet currently serves on the Executive Committee of the Board of Directors of the National Restaurant Association.
On November 12, 2007, the Company issued a press release announcing the resignation of Mr. Coles and the appointment of Mr. Graves as the non-executive Chairman of the Board of Directors and Ms. Mallet as interim Chief Executive Officer, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
10.1	Letter Agreement modifying Mr. Coles’ amended and restated employment agreement between Caribou Coffee Company, Inc. and Michael J. Coles, dated November 12, 2007

99.1	Press release of Caribou Coffee Company, Inc. dated November 12, 2007

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, hereunto duly authorized.
Date: November 12, 2007

CARIBOU COFFEE COMPANY, INC.
By:	/s/ George E. Mileusnic
George E. Mileusnic
Chief Financial Officer